Exhibit 4.4
PARK STERLING BANK
2010 STOCK OPTION PLAN FOR DIRECTORS
(As Amended on August 12, 2010)
     1. Purpose.
     The purposes of this 2010 Stock Option Plan for Directors (this “Plan”) are to provide for grants of stock options (“Options”) to non-employee directors of Park Sterling Bank (the “Bank”) to purchase shares of common stock of the Bank (“Common Stock”) as incentives to selected non-employee directors of the Bank to stimulate their efforts toward the continued success of the Bank and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Bank; to encourage stock ownership by selected non-employee directors by providing them with a means to acquire a proprietary interest in the Bank; and to provide a means of obtaining, rewarding and retaining non-employee directors.
     2. Effective Date.
     The effective date (the “Effective Date”) of this Plan shall be the later to occur of the following: (i) the adoption of this Plan by the Board of Directors of the Bank; (ii) the approval of this Plan by the affirmative vote of two-thirds (2/3) of the outstanding shares of voting stock of the Bank; and (iii) the approval of this Plan by the Commissioner of Banks of the State of North Carolina (the “Commissioner”).
     3. Administration.
     This Plan shall be administered by the Bank’s Board of Directors (the “Board”) or by a committee of the Board (the “Committee”) designated by the Board (in such capacity, the Board or the Committee is referred to as the “Plan Administrator”). This Plan shall be interpreted, applied and administered so that the Options do not constitute the deferral of compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”).
     The Plan Administrator shall have complete authority to: (i) interpret all terms and provisions of this Plan consistent with law; (ii) select from the group of non-employee directors of the Bank to whom Options may be granted; (iii) within the limits established herein, determine the number of shares to be subject to, the exercise price of, and the term of each Option granted to each of such directors; (iv) prescribe the form of instrument(s) evidencing Options granted under this Plan; (v) determine the time or times at which Options shall be granted to directors; (vi) provide, if appropriate, for the exercisability of Options granted to directors in installments or subject to specified conditions; (vii) determine the method of exercise of Options granted to directors under this Plan; (viii) adopt, amend, and rescind general and special rules and regulations for this Plan’s administration; and (ix) make all other determinations necessary or advisable for the administration of this Plan.

     Any action that the Board or the Committee, acting as Plan Administrator, is authorized to take may be taken without a meeting if all the members of the Board or Committee, as the case may be, sign a written document authorizing such action to be taken, unless different provision is made by the Bylaws of the Bank.
     The Plan Administrator may designate selected Board or Committee members or certain employees of the Bank to assist the Plan Administrator in the administration of this Plan and may grant authority to such persons to execute documents, including Options, on behalf of the Plan Administrator.
     No member or the Board or Committee or employee of the Bank assisting the Plan Administrator pursuant to the preceding paragraph shall be liable for any action taken or determination made in good faith.
     4. Stock Subject to Plan.
     The stock to be offered under this Plan shall be authorized but unissued shares of Common Stock. An aggregate of Two Hundred Sixty-Five Thousand Six Hundred Fifty (265,650) of the shares of Common Stock are reserved for grants under this Plan. The number of shares that may be granted under this Plan may be adjusted to reflect any change in the capitalization of the Bank as contemplated by Section 8 of this Plan and occurring after the adoption of this Plan. The Plan Administrator will maintain records showing the cumulative total of all shares subject to Options outstanding under this Plan.
     5. Grant of Options.
     a. Eligibility; Allotment; and Vesting.
     The Board may grant to any non-employee director of the Bank, upon such person’s election to the Board or otherwise, an Option (each, an “Option”) to purchase shares of Common Stock in an amount to be determined by the Board; provided that no one person may receive Options to purchase forty percent (40%) or more of the shares reserved under this Plan. Options shall not be exercisable immediately upon granting and, unless a longer vesting schedule is specifically determined by the Board at the time of grant and set forth in any memorandum or agreement evidencing Options, shall become exercisable and vest in increments of one-third (1/3) of the number of Options granted on each anniversary of the date of grant until the Options are fully exercisable and vested (i.e., on the third anniversary of the date of grant). The date of grant of an Option under this Plan shall, for all purposes, be the date on which the Plan Administrator makes the determination of granting such Option, including specifying its material terms. Notice of the determination shall be given to each non-employee director to whom an Option is so granted promptly after the date of such grant.

     b. Reorganizations.
     Unless otherwise determined by the Plan Administrator, upon consummation of a merger, conversion or share exchange (a “Reorganization”) in which shares of Common Stock are converted into the right to receive cash or other assets, the securities of another entity or a combination of any of the foregoing (“Reorganization Consideration”), all outstanding Options, to the extent not exercised, shall terminate and cease to be outstanding, except to the extent expressly assumed by the surviving or acquiring entity (or parent thereof) in which event such Options shall become exercisable into, on a per share basis, the amount of Reorganization Consideration into which one share of Common Stock is converted in such Reorganization, subject to further adjustment pursuant to Section 8 hereof in the event of any subsequent recapitalization, reclassification, combination, stock dividend, stock split or other relative change with respect to the Reorganization Consideration.
     Unless otherwise determined by the Plan Administrator and subject to Section 8 hereof, upon consummation of a Reorganization in which shares of Common Stock are not converted into cash or other assets, the securities of another entity or a combination of any of the foregoing, all Awards shall remain outstanding in full force and effect on the same terms and conditions.
     c. Change in Control.
     Notwithstanding any provision herein to the contrary, unless otherwise specifically determined by the Board at the time of grant and set forth in any memorandum of Option or agreement evidencing the Option, in the event of a “change in control,” all Options outstanding as of the date such change in control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant.
     A “change in control” shall be deemed to occur upon the occurrence of any of the following events:
     (i) A tender offer or exchange offer is made whereby the effect of such offer is to take over and control the affairs of the Bank and such offer is consummated for the ownership of securities of the Bank representing 25% or more of the combined voting powers of the Bank’s then outstanding voting securities.
     (ii) The adoption by the Bank’s stockholders of a plan of merger or consolidation providing for the merger or consolidation of the Bank with another corporation and, as a result of such merger or consolidation, less than a majority of the outstanding voting securities of the surviving or resulting corporation would then be owned in the aggregate by the former stockholders of the Bank.
     (iii) The Bank transfers substantially all of its assets to another corporation or entity that is not a wholly owned subsidiary of the Bank.

     (iv) Any “person” (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of securities of the Bank representing 25% or more of the combined voting power of the Bank’s then outstanding securities, and the effect of such ownership is to take over and control the affairs of the Bank; provided, however, that a change in control shall not be deemed to occur as the result of the formation of a bank holding company in which the stockholders of the Bank would immediately after such transaction own the capital stock of the bank holding company in the same proportion as such stockholders owned the Common Stock immediately prior to such transaction.
     (v) As the result of a tender offer, merger, consolidation, sale of assets, or contested election, or any combination of the foregoing in a series of related transactions, the persons who were members of the Board of Directors of the Bank immediately before the transaction, cease to constitute at least a majority thereof.
     d. Forfeiture of Upon Termination of Service.
     Unless otherwise specified in a resolution adopted by the Board prior to the cessation of an Option holder’s termination of service as a director, all Options that are not exercisable immediately prior to the date the holder ceases to serve as a director shall be thereby cancelled and forfeited. Unless otherwise specified in a resolution adopted by the Board prior to the cessation of an Option holder’s termination of service as a director, all Options that are exercisable immediately prior to the date the holder ceases to serve as a director shall terminate in full three (3) months after the date the director ceases to serve as a director, unless the director shall:
     (i) die while a director of the Bank, in which case the director’s legatee(s) under his or her last will or the director’s personal representative or representatives may exercise all or part of the previously unexercised portion of such Option at any time within one year after the director’s death to the extent the director could have exercised the Option immediately prior to his or her death or in the amount purchasable under the Option immediately after the death of the director, whichever is greater;
     (ii) become permanently or totally disabled within the meaning of Section 22(e)(3) of the Code (or any successor provision) while a director of the Bank, in which case the director or his or her personal representative may exercise the previously unexercised portion of such Option at any time within one year after termination of his or her cessation of service as a director to the extent the director could have exercised the Option immediately prior to cessation of service;

     (iii) retire with the consent of the Bank after the director has reached his or her 55th birthday but prior to his or her 65th birthday and has at least ten (10) years of service as a director, in which case the director may exercise the previously unexercised portion of such Option at any time prior to the expiration of its fixed term to the extent the director could have exercised the Option immediately prior to such retirement;
     (iv) retire with the consent of the Bank after the director has reached his or her 65th birthday, in which case the director may exercise the previously unexercised portion of such Option at any time prior to the expiration of its fixed term to the extent the director could have exercised the Option immediately prior to such retirement; or
     (v) retire with the consent of the Bank in any circumstance not covered by the preceding clauses (iv) or (v), in which case the director may exercise the previously unexercised portion of such Option at any time within one year after the director’s retirement to the extent the director could have exercised the Option immediately prior to such retirement.
In no event, however, may an Option be exercised after the expiration of its fixed term established in accordance with Section 7.
     e. Forfeiture Following Regulatory Notice.
     In the event that the Commissioner or the Bank’s primary federal determines that the Bank’s capital is below the applicable minimum capital requirements and upon the direction by the Bank’s primary federal regulator that plan participants must exercise or forfeit their Options, the Bank shall promptly mail written notice of such event to holders of Options. Options that are not exercised within ten (10) days of the mailing of such notice shall be automatically cancelled and shall be of no further force or effect. The receipt of such notice shall not accelerate the vesting of any unvested Options.
6. Exercise Price.
     The exercise price per share of Options issued under this Plan shall not be less than 100% of the fair market value of a share of Common Stock on the date of grant; provided, however, that such fair market value shall be no less than the par value of the Common Stock. If the Bank’s shares of Common Stock are:
     (a) actively traded on any national securities exchange that reports their sales prices, fair market value shall be the average of the high and low sales prices per share on the date the Option is granted;
     (b) otherwise traded over the counter, fair market value shall be the average of the final bid and asked prices for the shares of Common Stock as reported for the date the Option is granted; or

     (c) not traded, the Board of Directors of the Bank shall consider any factor or factors that it believes affects fair market value, and shall determine fair market value without regard to any restriction other than a restriction which by its terms will never lapse.
The Board may not reduce the exercise price of any Option after it is awarded, except adjustments permitted by Section 8, nor may the Board agree to exchange a new lower-priced Option for an outstanding higher-priced Option.
7. Term of Options.
     The term of each Option granted under this Plan shall be ten years from the date of the grant unless a shorter term is specifically determined by the Board at the time of grant and set forth in any memorandum of Option or agreement evidencing the Option.
8. Recapitalization.
     In the event of any change in the outstanding Common Stock of the Bank by reason of a stock dividend, stock split, stock consolidation, recapitalization, reorganization, merger, split up or the like, the shares available for purposes of this Plan and the number and kind of shares under option in outstanding option agreements pursuant to this Plan and the option price under such agreements shall be appropriately adjusted so as to preserve, but not increase, the benefits of this Plan to the Bank and the benefits to the holders of such Options. Adjustments under this Section shall be made by the Plan Administrator, whose determination as to what adjustments shall be made and the extent thereof, shall be final, binding and conclusive.
9. Transfer of Options.
     An Option granted to a participant under this Plan shall not be transferable by him or her except: (i) by will; or (ii) by the laws of descent and distribution.
10. Method of Exercise.
     Each Option granted under this Plan shall be deemed exercised when the holder (a) shall indicate the decision to do so in writing delivered to the Bank, and (b) shall at the same time tender to the Bank payment in full in cash of the exercise price for the shares for which the Option is exercised, and (c) shall comply with such other reasonable requirements as the Plan Administrator may establish.
     No person, estate, or other entity shall have any of the rights of a shareholder with reference to shares subject to an Option until a certificate for the shares has been delivered.
     An Option may be exercised for any lesser number of shares than the full amount for which it could be exercised, and any partial exercise shall not affect the right to exercise the Option for the remaining shares.

11. Termination.
     An Option granted under this Plan shall be considered terminated in whole or in part, to the extent that, in accordance with the provisions of this Plan or such Option, it can no longer be exercised for any shares originally subject to the Option. The shares subject to any Option or portion thereof, which terminates without being exercised, shall no longer be charged against the applicable limitation or limitations provided in Section 3 of this Plan and may again become shares available for the purposes, and subject to the same applicable limitations, of this Plan.
12. Amendment.
     The Board may at any time suspend, amend, or terminate this Plan. The Plan Administrator may make such modifications of the terms and conditions of a holder’s Option as it shall deem advisable. No Option may be granted during any suspension of this Plan or after such termination. Notwithstanding the foregoing, no action may be taken that would materially impair any rights under any outstanding Option without the consent of the holder of the Option.
     In addition to Board approval of an amendment, if the amendment would: (i) materially increase the benefits accruing to participants, including to permit one person to receive Options to purchase forty percent (40%) or more of the shares authorized under this Plan or to permit a director who is also an employee of the Bank to receive Options to purchase shares under this Plan; (ii) increase the number of securities issuable under this Plan (other than an increase pursuant to Section 10 hereof); (iii) change the class or classes of individuals eligible to receive Options; or (iv) otherwise materially modify the requirements for eligibility, then such amendment must be approved by the holders of the Bank’s capital stock and the Commissioner in the manner required by Chapter 53 of the North Carolina General Statutes.
13. Indemnification of Board or Committee.
     In addition to such other rights of indemnification as they may have as members of the Board, the members of the Board or Committee shall to the fullest extent permitted by law, be indemnified by the Bank against the reasonable expenses, including attorney’s fees, actually and necessarily incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided the settlement is approved by independent legal counsel selected by the Bank) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit, or proceeding that such Board member or Committee member is liable for gross negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding the Board member or Committee member shall in writing offer the Bank the opportunity, at its own expense, to handle and defend the same.

14. Compliance with Securities Laws and Other Requirements.
     No certificate(s) for shares shall be executed and delivered upon exercise of an Option until the Bank shall have taken such action, if any, as is then required to comply with the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, Chapter 53 of the North Carolina General Statutes and the regulations of the North Carolina Banking Commission thereunder, the regulations of the Federal Deposit Insurance Corporation, the North Carolina Uniform Securities Act, as amended, any other applicable state securities law(s) and the requirements of any exchange on which the Common Stock may, at the time, be listed.
     In the case of the exercise of an Option by a person or estate acquiring the right to exercise the Option by bequest or inheritance, the Board or Committee may require reasonable evidence as to the ownership of the Option and may require such consents and releases of taxing authorities as it may deem advisable.
15. No Right to Continued Service.
     Neither the adoption of this Plan nor its operation, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any director or plan participant under this Plan any right to continue in the service of the Bank or shall in any way affect the right and power of the Bank to terminate the service relationship with the Bank of any participant under this Plan at any time with or without assigning a reason therefor, to the same extent as the Bank might have done if this Plan had not been adopted.
16. Duration of Plan.
     Unless previously terminated by the Board, this Plan shall terminate at the close of business the tenth anniversary of the Effective Date, and no Option shall be granted under it thereafter, but such termination shall not affect any Option theretofore granted under this Plan.